Exhibit 99.1

Barry Briggs to Resign as President and Chief Operating Officer of CNET Networks

SAN FRANCISCO – December 11, 2006 – CNET Networks, Inc. (Nasdaq – CNET), www.cnetnetworks.com, today announced that Barry Briggs, President and Chief Operating Officer, has decided to resign from his position with the company to pursue personal and other business interests. Mr. Briggs’ resignation is effective as of January 12, 2007. The company does not have plans to replace the position at this time.

“CNET Networks is known for building world class brands for people and the things they are passionate about. Barry has been an instrumental component of the company’s success over the past ten years and we thank him for his significant contributions,” said Neil Ashe, Chief Executive Officer. “It has been my pleasure to work with Barry and I know I speak for all of the people of CNET Networks in wishing him well in his future endeavors.”

Mr. Briggs, 51, joined CNET Networks in 2000 following the company’s acquisition of ZDNet, Inc., where he served as President. Mr. Briggs has been a key player in CNET Networks’ long history of online ad innovation, from introducing the Interactive Messaging Unit (IMU) in 2001—which became a catalyst for going “beyond the banner”—to evangelizing the importance of back-end data intelligence to providing insights into marketing effectiveness.

“I am proud of all that CNET Networks has accomplished and am confident in its future success,” said Barry Briggs. “The company’s vision and leadership are unique assets and I am honored to have been a part of what truly is a different kind of media company.”

Before joining ZDNet, Mr. Briggs was publisher of the Disney/Ziff-Davis publication FamilyPC magazine. Prior to that, he held various executive sales, publishing, and marketing roles with Time magazine and Sports Illustrated.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET, www.cnetnetworks.com) is a global media company with world class interactive media brands that address people’s areas of passion. The company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

Media Contact:

Martha Papalia

617-225-3340

Martha.papalia@cnet.com

Investor Contact:

Cammeron McLaughlin

415-344-2844

Cammeron.mclaughlin@cnet.com